PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT ("Agreement") is dated June 15, 2011 by and between **On3, Inc.**, a Colorado corporation ("On3"); and **Chat&, Inc.** ("Client").

RECITALS

WHEREAS, On3 is in the business of developing and selling custom software products and providing services related thereto;

WHEREAS, On3 wishes to provide to Client, and Client wishes to procure from On3, certain services further described in this Agreement for the benefit of Client or of Client's customers, subject to the terms set forth in this Agreement.

NOW, THEREFORE, in exchange for the mutual promises and covenants hereinafter set forth, the parties agree as follows:

AGREEMENT

1. Definitions.

   (a) "End User" means Client or Client's customer for whose benefit On3 may provide Services pursuant to this Agreement and who uses the Deliverables for its purposes.

   (b) "Services" means the development and non-development Services provided by On3 pursuant to this Agreement and under Statement(s) of Work identified as being on a Time and Materials Basis.

   (c) "Statement(s) of Work" means the detailed description(s) of the Services or Deliverables to be provided by On3 hereunder, which shall be attached as Exhibit A (each successive Statement of Work shall be designated as Statement of Work No. 1, Statement of Work No. 2, etc.) to this Agreement from time to time by mutual written agreement between the parties hereto.

   (d) "Developed Software" means the software, including forms, developed solely by On3 or jointly by On3 and Client pursuant to this Agreement.

   (e) "Deliverables" means the Developed Software or other materials or documentation provided hereunder by On3 under Statement(s) of Work identified as being on a Fixed Bid Basis or on a Time and Materials Basis.

   (f) "Fixed Bid Basis" means a type of engagement wherein On3 identifies in advance on a Statement of Work a fixed price for each of the Deliverables it is to produce thereunder, and wherein On3 charges to Client for the satisfactory completion of those Deliverables exactly equals the prior identified fixed price thereof.

   (g) "Time and Materials Basis" means a type of engagement wherein On3 charges Client for actual hours and approved costs expended by On3 according to a given Statement of Work, regardless of any deliverables or milestones that may be identified in the project Statement of Work

   (h) "Resource" means a person with specific qualifications and knowledge to perform Services who has been interviewed and scrutinized to confirm these specific qualifications.

(l) "Open Source License Materials" means any software, or intellectual property developed or made available for use under a license agreement recognized by the Open Source Initiative organization (http://www.opensource.org/licenses/). GPL, CPL, LGPL, and the Apache licenses are examples of such licenses.

2. Provision of Services, Statement(s) of Work, Change Requests.

(a) On3 agrees to provide to Client, for the benefit of Client or of End User, the Services and/or Deliverables set forth in the Statement(s) of Work or other attachment to this Agreement.

(b) Client shall pay On3 the fee set forth in the Statement(s) of Work for the performance of the Services and/or the delivery of Deliverables.

(c) Unless stated to the contrary in the Statement(s) of Work, On3 shall provide, at its sole expense, its own facilities and place of business to perform its duties (except as required for periodic meetings or for the installation of software).

(d) On3 shall be responsible for providing, for itself and its employees, at its expense and in its own name, disability, liability, workers' compensation and other business insurance as is necessary, appropriate, and/or required by law. In connection with its performance of the Services, On3 agrees that it will be solely responsible for, and will maintain, any records required by law. On3 further agrees that it will obtain all required licenses (if any) relating to its performance of the Services.

(e) Services and/or Deliverables to be provided by On3 shall be set forth in a Statement(s) of Work. Such Statement(s) of Work shall not be binding upon either party unless signed by authorized representatives of both parties. Once the Statement(s) of Work has been signed, it shall be subject to the terms and conditions of this Agreement (such terms superseding any and all terms and/or conditions to the contrary contained within such Statement(s) of Work, unless the Statement(s) of Work expressly provides otherwise).

(f) Changes to a Statement of Work shall be made only in accordance with the following procedure:

(i) The party requesting a change to the Statement of Work shall submit a written Change Request describing the proposed change to the other party in accordance with the provisions of this Section 2.

(ii) If Client is the requesting party, then On3 shall respond by written notice to Client within ten (10) business days following receipt of the Change Request, outlining all impacts of the requested change on the Deliverables, delivery schedule, pricing, and any other conditions upon which On3's willingness to accept the Change Request may depend (collectively, the "Change Request Response").

(iii) If On3 is the requesting party, then the Change Request shall identify such impacts and conditions as proposed by On3. Client shall accept, reject, or propose modification to each such Change Request given by On3 within ten (10) business days following the receipt thereof by Client. Additional modifications proposed by On3 as part of such response shall be handled in accordance with the provisions of Sections 2(a) and 2(b) above.

(iv) An authorized representative of each party much sign each acceptance of a Change Request or Change Request Response before same becomes effective as a modification to the Statement of Work or any other part of this Agreement.

3. Term and Termination.

(a) The term of this Agreement shall commence as of the date first set forth above and shall continue until conclusion of the contract or termination by either party in accordance with the terms hereof.

(b) Either party shall have the right to terminate this Agreement, without cause, at any time by giving the other party fifteen (15) business days prior written notice thereof.

(c) Except as provided in (d) below, either party shall have the right to terminate or pause this Agreement upon five (5) business days' written notice if the other party breaches any material provision of this Agreement unless the breach is cured during such period including, but not limited to, delay of payment of submitted invoices.

(d) Sections 10-12 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

4. Payment and Expenses.

(a) For Deliverables, Services, and expenses (see part (d) below) provided or incurred by On3 hereunder, On3 shall submit invoices (which shall include a detailed summary of all work billed therein) for Deliverables and Services that are accepted by Client pursuant to Section 5 based on the payment schedule set out in the applicable Statement(s) of Work. Unless otherwise mutually agreed on in the applicable Statement(s) of Work, payment is due thirty (30) days from the date of receipt of On3's invoice by Client, with a 10% finance fee applied to unpaid balances still due after 30-days on a bi-weekly basis until the balance is paid in full.

(b) No part of On3's compensation under this Agreement will be subject to withholding for any federal, state, social security, workers' compensation, or other required taxes or payments. If required, Client shall report all fees paid to On3 to the Internal Revenue Service and/or other taxing agencies. On3 acknowledges and agrees that it shall be the obligation of On3 to report as income, and pay applicable taxes upon, all compensation received by On3 pursuant to this Agreement and On3 agrees to indemnify Client and hold it harmless to the extent of any obligation imposed on Client to pay any taxes or insurance, including without limitation, withholding taxes, social security, unemployment, or disability insurance, including the interest and penalties thereon, in connection with any payments made to On3 by Client pursuant to this Agreement. On3 shall be responsible for submitting to the appropriate taxing authorities any sales, use, or similar taxes imposed on the payments made by Client to On3.

(c) For only those engagements performed under Statements of Work identified as being on a Time and Materials Basis, On3 shall be entitled to reimbursement by Client of its actual cost for reasonable travel and other project expenses provided the nature and cost of those expenses have been approved in advance by Client, and conform where applicable with Client's Travel Expense Policy. Applicable meal reimbursement shall be invoiced on a per diem basis at an amount defined by the IRS and agreed to in advance by both parties. In no case shall On3 increase or "mark up" the cost of expenses unless previously agreed by the parties hereto in writing.

5. Delivery, Acceptance.

(a) For Deliverables produced under Statement(s) of Work identified as being on a Fixed Bid Basis Only:

(i) The Deliverables shall be delivered by On3 and accepted by Client or End User pursuant to the specifications and/or acceptance criteria set forth in the applicable Statement(s) of Work. Client shall

accept or reject the Deliverables using a written or digitally delivered notice. Acceptance of the deliverables shall also be implied by Client paying the invoice upon which the deliverables are indicated. The criteria for such acceptance or rejection shall be whether the Deliverables substantially conform to the specifications and/or acceptance criteria set forth in the applicable Statement of Work. Should Client reject such Deliverables, Client shall describe in detail the failure of the Deliverables to substantially conform to the applicable specifications and/or acceptance criteria. Within ten (10) days of Client's notice, On3 shall modify the Deliverables to conform to the applicable specifications and/or acceptance criteria and re-deliver the Deliverables to Client. If the Deliverables continue to fail to conform to the applicable specifications and/or acceptance criteria, Client may terminate the Statement of Work in whole or in part and receive a refund for any monies paid for Deliverables that Client has rejected.

(ii) For a period of (90) days after acceptance by Client or Client's customer of any Deliverables (the "Warranty Period"), On3 warrants that such Deliverables will conform substantially to the specifications provided in the Statement of Work. On3 will, at its own expense and as its sole obligation and Client's exclusive remedy for any breach of this warranty, correct any reproducible or materially demonstrable error in the Deliverables reported to On3 by Client during the Warranty Period or, if On3 determines it is unable to correct the error, On3 will refund to Client the fees actually paid to On3 for the Deliverables containing such error.

(b) For Deliverables produced under Statement(s) of Work identified as being on a Time and Materials Basis only:

(i) On3 asserts and agrees that all hours charged to Client will be for work diligently performed and for best efforts exercised in order to perform On3's duties and obligations pursuant to the terms and conditions of this Agreement and the attached Statement(s) of Work.

(ii) On3 agrees that except as provided in any Statement of Work, all charges to Client for hours expended shall be for the actual hours expended, accurate to the quarter hour, and that in no case have hours been "padded", adjusted, or otherwise unduly misrepresented.

(iii) Acceptance and approval of deliverables supplied in a Time and Materials basis shall be implied by Client paying the invoice submitted by On3 upon which the deliverables are indicated.

6. Communications with Client. On3's communications with Client will be at such times as determined by Client, and consistent with and wholly limited to On3's providing Services under this Agreement. If so indicated on a Statement of Work, Client will provide On3 with phone number(s) and/or email address(es) for On3's use in communicating with Client, in which case On3 agrees that all of its communications with Client on any matter shall be through the use of the phone number(s) and/or email address(es) provided by Client.

7. Status Reports to Client. With respect to each project assigned to On3 by Client, On3 agrees to report to Client on a schedule established by Client in a format determined by Client during the term of this Agreement or any extension thereof.

8. No Authority to Bind. On3 shall have no authority to enter into contracts or agreements on behalf of, or to otherwise bind, Client in any way unless specifically authorized to do so by Client in writing or other form of electronic communication.

9. Assignment. Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by On3 without the express written consent of Client.

10. Confidential Information. The parties hereto have separately executed a Mutual Non-Disclosure Agreement and affirm their agreement to be bound to the terms thereof.

(a) Without limiting the foregoing, On3 has the authorization to discuss, broadcast, or publish its involvement with Client as well as a summary of the work completed for Client with third parties. On3 will ensure Client receives a pre-published copy of such information, and Client shall have the ability to edit such information to avoid any misrepresentations, unfavorable remarks, inaccuracies, or potential breaches of the parties' rights with respect to confidential information.

11. Agreement Not to Solicit.

(a) On3 covenants and agrees that, during the term of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement, On3 will not, directly or indirectly (i) induce or attempt to induce any client, consultant, supplier, or other business relation of Client and/or End User to which On3 is introduced or exposed to in the course of On3's performance of services hereunder to cease doing business with Client and/or End User, (ii) induce or attempt to induce any client, consultant, supplier, or other business relation of Client and/or End User to which On3 is introduced or exposed in the course of On3's performance of services hereunder to engage On3 for any purpose independent of its relationship to Client under this Agreement, or (iii) induce or attempt to induce any Client employee or contractor to terminate, breach or injure its relationship with Client.

(b) Client covenants and agrees that, during the term of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement, Client will not, directly or indirectly (i) induce or attempt to induce any client, consultant, supplier, or other business relation of On3 to which Client is introduced or exposed in the course of On3's performance of services hereunder to cease doing business with On3, (ii) induce or attempt to induce any client, consultant, supplier, or other business relation of On3 to which Client is introduced or exposed in the course of On3's performance of services hereunder to engage Client for any purpose independent of its relationship to On3 under this Agreement, or (iii) induce or attempt to induce any On3 employee or contractor to terminate, breach or injure its relationship with On3. These terms apply to any Resources that On3 introduces to Client, either directly or indirectly, through the furnishing of name(s), resume(s) or other form of introduction in writing or other form of electronic communication. Should Client have previous exposure to said Resource, Client shall provide written evidence to On3 of prior knowledge within two (2) business days of On3's introduction. Failure to produce such evidence shall indicate Client's acceptance of these terms and therefore Section 13; Remedies of this agreement.

12. Ownership.

(a) With the specific exclusion of training delivery/presentation and materials, On3 agrees to transfer and assign and hereby does transfer and assign to Client or its successors the entire right, title, and interest to all data, software, files, designs, layouts, artwork, models, processes, patents, mask work rights, copyrights, drawings, notebooks, audioworks, documents, photographs, inventions, works of authorship, notes, improvements, information, materials, and discoveries made, created, conceived, or reduced to practice by On3, solely or in collaboration with any of On3's associates, agents, representatives, employees, assignees, or successors in interest in the course of performing the Services or developing the Deliverables hereunder, or with the use of materials or facilities of Client during the term of this Agreement or any extension or renewals thereof, and all rights, including all moral rights and intellectual property rights therein (collectively, the "Works").

(b) In the event that Client expressly permits On3 to deliver as part of any Services and/or Deliverables (including any Developed Software) any software, materials, or other intellectual property to which On3 or a third party will retain any rights ("Licensed Works"), the parties will enter into a separate written license agreement describing, inter alia, the rights and obligations of the parties with respect to such Software or other Inventions. On3 shall bear full responsibility to secure the necessary rights and licenses required to allow On3 to enter into said license agreement at no additional cost to Client.

(c) Notwithstanding the foregoing Sections 12(a) and 12(b), Client may from time to time expressly permit On3 to make use of, derive from, and deliver as part of the Services and/or Deliverables certain Open Source License Materials. In such cases, the parties must agree to the use of such Open Source License Materials in advance on the applicable Statement of Work. The parties agree that the license agreement(s) for such Open Source Materials may prevent On3 from transferring, assigning, or licensing ownership of certain intellectual property rights and may impose on On3 and/or Client the requirement that certain materials and computer code (not necessarily limited to those directly resulting from or related to the Services, Deliverables, and/or the Open Source License Materials) be generally: (i) disclosed in source code form to third parties, (ii) licensed to third parties for the purpose of making derivative works, and/or (iii) redistributable to third parties at no charge. By agreeing to the use or inclusion of Open Source Materials, Client agrees that it is Client's responsibility to understand and ensure compliance with the relevant open source license(s).

(d) On3 agrees to disclose promptly to Client all such Works as they occur or are discovered.

(e) On3 agrees that On3 and any of On3's associates, agents, representatives, employees, assignees, or successors in interest will sign, execute, and acknowledge or cause to be signed, executed, and acknowledged, at the expense of Client, any and all documents and perform such acts as may be necessary, useful, or convenient for the purpose of securing to Client's title to, patent, mask-work rights, trademark, copyright, or other intellectual property protection throughout the world for the Works.

(f) On3 agrees that On3's obligation to execute or cause to be executed any instrument or papers in furtherance of the forgoing shall continue after the termination of this Agreement.

13. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, including court costs and attorneys' fees, and to exercise all other rights to which it may be entitled. The parties agree and acknowledge that money damages may not be an adequate remedy for On3's breach of Section 10 of this Agreement and that Client may in its sole discretion apply to any court of law or equity of competent jurisdiction, in accordance with Section 16(g), for specific performance and/or injunctive relief in order to enforce or prevent any violations of such provisions of this Agreement. The parties further agree and acknowledge that a breech of Section 11(b) by Client may result in the Client being responsible for paying On3's hiring fee which is based on the employment arrangement made between the Client and Resource.

14. Representations and Warranties. The parties hereto represent and warrant that they have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude them from fully complying with the provisions hereof, and further certify that they will not enter into such conflicting agreement during the term of this Agreement. The parties further represent and warrant that they have full power and authority to enter into this Agreement and perform their obligations hereunder.

15. Indemnification. Each party ("Indemnitor") shall defend, indemnify and hold the other party ("Indemnitee") harmless against all allegations, claims, actions, causes of action, lawsuits, damages, liabilities, obligations, costs

and expenses (including without limitation reasonable attorneys' fees, costs related to in-house counsel time, court costs and witness fees) (collectively "Losses") attributable to or related to: (i) the Indemnitor's breach of this Agreement; (ii) the Indemnitor's violation of applicable law, rule, regulation or order; (iii) the Indemnitor's technology, methodology, service or Network Service; and (iv) the Indemnitor's violation of its confidentiality obligations (collectively, a "Claim"). Should any Claim give rise to a duty of indemnification under the provisions of this Agreement, then the Indemnitee shall promptly notify the Indemnitor; provided that failure to give such prompt notice will not relieve the Indemnifying Party of its obligations under this Section 15, except to the extent of losses that would have been avoided had such notice been given. Indemnitee, at its own expense, may assist in the defense if it so chooses, provided that the Indemnifying Party shall control such defense and all negotiations relative to the settlement of any Claim and further provided that any settlement intended to bind the Indemnitee shall not be final without the Indemnitee's express consent, which shall not be unreasonably withheld or delayed. The Indemnitee will fully cooperate with Indemnifying Party to enable the Indemnifying Party to fulfill its obligations hereunder with respect to any Claim. Participation in the defense shall not waive or reduce any obligations of the Indemnitor to indemnify or hold Indemnitee harmless.

16. Notices. Any notice, delivery or other communications required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party to whom the same is directed or if sent by registered or certified mail, postage prepaid, or by return-receipt email, addressed as follows:

If to Client: Chat&, Inc.
29 Margaret Ave
Lawrence, NY 11559
michael@hugemedium.com

If to On3: On3, Inc.
Mollie Rusher, President
110 16th Street, Suite 604
Denver, CO 80202
mrusher@on3solutions.com

Except as otherwise provided herein, any such notice shall be deemed to be given when personally delivered or three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

17. General Matters.

(a) Amendment. This Agreement may not be modified, amended, changed, or terminated, in whole or in part, except by an agreement in writing duly authorized and executed by both parties.

(b) Waiver. The waiver of any breach of any of the provisions of this Agreement by either party shall not constitute a continuing waiver or a waiver of any subsequent breach by said party either of the same or of another provision of this Agreement.

(c) Exclusive Agreement. The terms and conditions herein contained constitute the entire agreement between the parties and supersede all previous agreements and understanding, whether verbal or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document which expressly refers to this Agreement and which is signed by the parties.

18. Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

(a) Binding Effect; Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, except that On3 may not assign any of On3's rights or obligations hereunder without the prior written consent of Client.

(b) Damages. Neither party to this Agreement shall be liable to the other for indirect, incidental, special, punitive or consequential damages, regardless of the nature of the claim, including, without limitation, lost profits, costs of delay, any failure of delivery, business interruption, costs of lost or damaged data or documentation or liabilities to third parties arising from any source, even if such party has been advised of the possibility of such damages.

(c) Attorneys' Fees. In the event an action is brought to enforce this Agreement, the prevailing party in such action shall be entitled to recover its attorneys' fees and costs incurred in conjunction therewith.

(d) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado. The parties agree that venue and jurisdiction shall be proper in Denver County, Colorado.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which, when taken together, shall constitute one and the same original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Chat&, Inc.		On3, Inc.	
Signature:		Signature:	
Name:		Name:	Mollie Rusher
Title:		Title:	President
Date:		Date:	

STATEMENT OF WORK

This Statement of Work is executed under the terms and conditions of the Professional Services Agreement dated June 15, 2011, between **On3, Inc.** ("On3"), and **Chat&, Inc.** ("Client"), which is incorporated herein by reference (the "Agreement").

Overview of Services

To create an interactive chat feature for e-commerce use that allows for a customer to communicate with a CSR via chat, video and screen sharing.

ESTIMATE OF TIME NEEDED PER TASK: SEE **APPENDIX** A FOR A COMPLETE LIST OF ESTIMATED TASKS AND TIME.

Please NOTE, this is only an estimate of the projected time needed for this project. On3 is not guaranteeing that the project will be completed within the estimated time frames.

Personnel and Rates

Senior Software Developer @ $125.00/hour

Project Management (if needed) @ $100.00/hour

Additional Terms

A retainer of 1/3 the total project estimate is due prior to the initiation of development work. Client will be invoiced, via On3's web-based invoicing system, on a bi-weekly basis with payment due upon receipt of invoice. Payments not received within 30-days of the invoice date will incur a 10% finance fee every two weeks until the balance of the invoice is paid in full. The retainer will be applied to the final invoice.

Chat&, Inc.		**On3, Inc.**	
Signature:		Signature:	
Name:		Name:	Mollie Rusher
Title:		Title:	President
Date:		Date:	

110 16th Street
Suite 604
Denver, CO 80202

APPENDIX A

Task Description	Estimated Hours
Create login form.	4
- Auto Sign Off settings	
- Set online status (link to banner), when The CSR is logged in the Banner on the Client website shows "ONLINE" and when the all CSR's are logged off the banner shown will automatically be the "offline" banner.	
Queue	8
- Show Calls Currently in Queue	
- Audio Alert When Call in Queue	
- Visual Notification Settings	
Growl or IM similar style of notification system (any recommendations welcome	
- Start Session Button, which will be the direct link to FLASH Backend	
- Customer Queue: (Current Queue is too large)	
- Customer info in queue: I.P. Location, time in queue, last URL, Visits to site, GEO Target, browser	
CSR Management	24
– Add/delete CSR	
– Visibility of Offline & Online CSR's	
– Banner Management	
– Manage and Create Banners	
– Upload Banners	
– White Label Functionality	
– Upload Logo	
– Account management	
– Billing	
Development of No Download Co-Browsing	32
– Video comes from FMS	
– Need custom video component	
Management of development effort and client expectations for the duration of the project.	40
– This may include conference calls, email and change management communications with Chat&. As well as On3 internal development meetings."	
Identifying the appropriate technology to fulfill the client's requirements. - Plan the integration of the server with the user applications. Plan the components to be built in the user applications, both shopper and CSR.	16
Testing. Create functional tests for automated regression testing.	8

110 16th Street
Suite 604
Denver, CO 80202

- Using the automated test scripts, we'll run planning load tests to find the limits of client and server applications.	4
Configure destinations on server for streaming connections. No logging or recording will be captured.	4
Configure messaging queue for isolated CSR to Shopper chat with complete transcript logging for customer service records.	8
Once development has delivered functional requirements to QA for testing, the second payment is due. There still may be bugs that are being addressed, but the bulk of the development effort will be complete.	0
All source code, documentation and project management report will be delivered to the client.	2
Chat& formally acknowledges the successful completion of the project.	0
Configure isolated collaboration session multiple CSR/Shoppers. No logging or recording will be captured.	2
The 3rd and final payment will be made along with the client acknowledgement of project completion.	0
The existing assets will be reviewed. The assets will be integrated into the development iteration. If issues are identified, they will be discussed with Chat& with decisions to be made at that time.	4
Total Estimate	**156**